Exhibit 99.1

News Release

Contact:	Investors and Analysts: Karin Demler, CCA at (615) 263-3005
Financial Media: David Gutierrez, Dresner Corporate Services at (312) 780-7204

CORRECTIONS CORPORATION OF AMERICA ANNOUNCES EXTENSION OF EARLY

TENDER DEADLINE FOR ITS TENDER OFFER FOR UP TO $150 MILLION

OF ITS 6 1/4% SENIOR NOTES DUE 2013

NASHVILLE, Tenn. – December 19, 2011 — Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”) today announced that it has extended the early tender deadline for its previously announced cash tender offer for up to $150 million (the “Tender Cap”) of the Company’s $375 million aggregate principal amount outstanding 6 1/4% Senior Notes due 2013 (the “Notes”) to 11:59 p.m., New York City time, on January 5, 2012, unless extended, amended or earlier terminated in its sole discretion (the “Early Tender Deadline”).

Under the terms of the tender offer, the total consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the tender offer will be $1,002.50. The total consideration includes tender offer consideration of $977.50 plus an early tender payment of $25.00 for each $1,000 principal amount of Notes and is payable to holders who validly tender their Notes on or prior to the Early Tender Deadline.

The tender offer will expire at 11:59 p.m., New York City time, on January 5, 2012, unless extended or earlier terminated by the Company. The Company reserves the right to terminate, withdraw, or amend the tender offer at any time subject to applicable law. Notes tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on December 16, 2011 (the “Withdrawal Deadline”) and notes tendered after the Withdrawal Deadline may not be withdrawn.

If the purchase of Notes validly tendered prior to the extended Early Tender Deadline would cause CCA to purchase a principal amount greater than the Tender Cap set forth above, then the tender offer will be oversubscribed and the Company, if it accepts additional Notes in the tender offer, will accept for purchase tendered Notes on a prorated basis as described in the tender offer documents.

CCA’s obligation to accept for purchase, and to pay for, Notes validly tendered and not validly withdrawn pursuant to the tender offer is subject to the satisfaction or waiver of certain conditions described in the tender offer documents, including, among others, the Company or one of the Company’s affiliates having entered into a new revolving credit facility, on terms and conditions acceptable to the Company in its sole discretion, in an amount up to $750 million (the “New Credit Facility”). The Company intends to finance the purchase of Notes in the tender offer and pay related fees and expenses using a combination of available cash and the proceeds from the proposed New Credit Facility. The Company also intends to use the proceeds from the New Credit Facility to refinance indebtedness under the Company’s current credit facility and for general corporate purposes.

The complete terms and conditions of the tender offer are set forth in the Company’s Offer to Purchase dated December 5, 2011, as amended hereby. Except as described in this press release, the terms of the tender offer remain the same as set forth in the tender offer documents. Holders of Notes are urged to read the tender offer documents carefully.

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10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

CCA Tenders for Its 6¼% Senior Notes Due 2013

The Company has retained Wells Fargo Securities to act as Dealer Manager in connection with the tender offer. Questions about the tender offer may be directed to Wells Fargo Securities at (866) 309-6316 (toll free) or (704) 715-8341 (collect). Copies of the tender offer documents and other related documents may be obtained from D.F. King & Co., Inc, the information agent for the tender offer, at (800) 488-8095 (toll free) or (212) 269-5550 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer is being made solely by means of the tender offer documents. Under no circumstances shall there be any offer or sale of any Notes or other securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities or other laws of any such jurisdiction. No recommendation is made as to whether holders of the Notes should tender their Notes.

About CCA

CCA is the nation’s largest owner and operator of partnership correction and detention facilities and one of the largest prison operators in the United States, behind only the federal government and three states. We currently operate 66 facilities, including 45 company-owned facilities, with a total design capacity of more than 90,000 beds in 20 states and the District of Columbia. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, our facilities offer a variety of rehabilitation and educational programs, including basic education, religious services, life skills and employment training and substance abuse treatment. These services are intended to reduce recidivism and to prepare inmates for their successful re-entry into society upon their release. We also provide health care (including medical, dental and psychiatric services), food services and work and recreational programs.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include, but are not limited to, the risks and uncertainties associated with: (i) general economic and market conditions, including the impact governmental budgets can have on our per diem rates, occupancy and overall utilization; (ii) fluctuations in our operating results because of, among other things, changes in occupancy levels, competition, increases in cost of operations, fluctuations in interest rates and risks of operations; (iii) our ability to obtain and maintain correctional facility management contracts, including as a result of sufficient governmental appropriations and inmate disturbances; (iv) changes in the privatization of the corrections and detention industry, the public acceptance of our services, the timing of the opening of and demand for new prison facilities and the commencement of new management contracts; (v) the outcome of California’s realignment program and its utilization of out of state private correctional capacity; and (vi) increases in costs to construct or expand correctional facilities that exceed original estimates, or the inability to complete such projects on schedule as a result of various factors, many of which are beyond our control, such as weather, labor conditions and material shortages, resulting in increased construction costs. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by us with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.

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